EXHIBIT 99.1
Fastenal Company Announces Two-For-One Stock Split

WINONA, Minn., April 18, 2019 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST) announced today that its board of directors approved a two-for-one stock split of the Company's outstanding common stock.

Holders of the Company's common stock of record at the close of business on May 2, 2019, will receive one additional share of common stock for every share of common stock they own. The stock split will take effect at the close of business on May 22, 2019.
About Fastenal
Fastenal helps customers simplify and realize product and process savings across their supply chain. We sell a broad offering of products spanning more than nine major product lines – from fasteners and tools to safety and janitorial supplies. These products are efficiently distributed to manufacturing facilities, job sites, and other customer locations through local service teams and point-of-use inventory solutions, including industrial vending technology and bin stock programs (Fastenal Managed Inventory, or FMI®). Our distribution system centers on approximately 3,100 in-market locations (a combination of public branches and customer-specific Onsite locations), primarily in North America but also in Asia, Europe, and Central and South America, each providing tailored inventory, flexible service, and custom solutions to drive the unique goals of local customers. These in-market servicing locations are supported by 14 regional distribution centers, a captive logistics fleet, robust sourcing, quality and manufacturing resources, and multiple teams of industry specialists and support personnel – all working toward Fastenal’s common goal of Growth Through Customer Service®.
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
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CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507.313.7282